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                             FOR IMMEDIATE RELEASE
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                            CONTACT: STEVEN SCHWARTZ
                     SKYLINE MULTIMEDIA ENTERTAINMENT, INC.
                                 (212) 564-2224
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            SKYLINE MULTIMEDIA ENTERTAINMENT, INC. ANNOUNCES COMMON
           STOCK EXCHANGE OFFER FOR ITS CLASS A AND CLASS B WARRANTS;
                 LETTER OF INTENT SIGNED FOR PRIVATE PLACEMENT.

     New York, New York, July 2, 1997--Skyline Multimedia Entertainment, Inc. (NASDAQ: SKYL) announced today that its Board of Directors approved an exchange offer for all outstanding Class A and Class B Warrants. The Company will offer to exchange one newly issued share of its Common Stock for four outstanding Class A Warrants and one newly issued share of its Common Stock for each eight outstanding Class B Warrants. The exchange offer will be conditioned on, among other things, minimum tender by the holders of at least 75% of outstanding Warrants of each class.

     If the Company receives tenders for the minimum number of Warrants pursuant to the exchange offer (i.e. 75% of outstanding Warrants of each class), there will be approximately 540,000 additional shares of Common Stock outstanding. If the Company receives tenders for all outstanding Warrants, there will be a total of approximately 720,000 additional shares of Common Stock outstanding.

     The Warrants are quoted on the NASDAQ Small-Cap Market, however, based on the trading history of the Common Stock, the Warrants have never been and are not currently 'in-the-money.' As of July 1, 1997 (or the most recent trading date available), the closing bid and last sale prices of the Common Stock, Class A Warrants and Class B Warrants reported on the NASDAQ Small-Cap Market were $2.875 and $3.375, $0.562 and $0.625, $0.25 and $0.312, respectively. The
Warrants expire by their terms on February 13, 1999 unless redeemed earlier.

     The Company intends to file with the Securities and Exchange Commission and mail to Warrantholders shortly, exchange offer documents setting forth the terms of the exchange offer. The exchange offer will commence upon mailing the exchange offer documents and will be held open for 20 business days unless extended. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, which offer will be made only by means of the exchange offer documents.

     According to Zalman Silber, the Company's President and Chief Executive Officer, 'the exchange offer will provide warrant holders with a longer term equity security and a true ownership stake in the Company, eliminate uncertainty with the respect to the exercisability of the Warrants and provide greater liquidity through ownership of the Company's Common Stock. In addition, the exchange offer will eliminate the tremendous warrant overhang which affects the market for the Company's securities, and, more importantly, will make it easier for the Company to raise needed equity capital.'

     Additionally, the Company announced today the execution of a non-binding letter of intent with Cowen & Company to raise approximately $10 million through the private placement of debt or equity securities. However, there is no assurance that such private placement will be consummated on acceptable terms, which must still be negotiated, or at all. The Company expects to use the proceeds of any such private placement for the continued development of its current projects.

     Headquartered in New York, Skyline Multimedia Entertainment, Inc. is a holding company engaged in the development and operation of state-of-the-art location based entertainment attractions worldwide. New York Skyline, Inc., a wholly-owned subsidiary, owns and operates New York Skyride, the first flight simulator in the metropolitan New York area. The New York Skyride is located in the Empire State Building, New York's premier tourist attraction. Through Skyline Virtual Realty, Inc., the Company owns and operates XS New York, New York City's first and only virtual reality entertainment center, located in the heart of Times Square. The Company is also currently engaged in the development and operation of additional attractions to be located at the Sydney Tower in Sydney, Australia and the Woodfield Mall in Schaumberg, Illinois, outside of Chicago.